Company Contact:	Investor Relations Contact:
Mr. Jason Wong	Mr. Crocker Coulson
Executive Vice President	President
China Display Technologies, Inc.	CCG Elite Investor Relations
Tel: +852-9257-8928	Tel: +1-646-213-1915 (NY office)
Email: jason@suny.hk	Email: crocker.coulson@ccgir.com

FOR IMMEDIATE RELEASE

China Display Technologies Appoints New CFO

Shenzhen, China, April 30, 2008 - China Display Technologies, Inc. (OTC Bulletin Board: CDYT) (“China Display”, or “the Company”), a leading manufacturer of optoelectronic products, specializing in small- to mid-sized LED and CCFL backlight units for LCD displays in China, today announced the appointment of Mr. Jason Ye as its Chief Financial Officer. Mr. Ye replaced the previous CFO, Mr. Kam Ming Yip, who resigned to pursue other interests.

Mr. Jason Ye has served as the Company’s Finance Manager since October 2007. Prior to joining China Display, he acted as the financial advisor for several foreign capital corporations and Hong Kong exchange listed banking companies. From 2003 to 2004, he was Senior Client Manager in the Credit Department of China Minsheng Banking Co., Ltd. Shenzhen Xiangmi Sub-Branch. Mr. Ye holds a Bachelor’s degree in International Finance from South China Normal University.

“I am honored to be a part of China Display during this time of rapid growth and strong performance,” commented Mr. Ye. “I look forward to adding my experience and expertise to an already impressive management team.”

“After his previous service with us, we are pleased to promote Jason Ye to the CFO position,” commented Mr. Lawrence Chan, CEO of China Display. “His in-depth accounting experience enhances our finance, operations and business strategies and continues to make him a valuable part of our team.”

About China Display Technologies, Inc.

China Display Technologies, Inc. through its wholly-owned subsidiary Suny Electronics (Shenzhen) Company Limited (“SUNY”) in China, designs, manufactures and markets small- to mid-sized Light Emitting Diode (LED) and Cold Cathode Fluorescent Lamp (CCFL) backlights for various types of Liquid Crystal Displays (LCDs). Its products have applications in electronic consumer products, such as mobile phones, PDAs, GPS systems, portable DVD/VCD players, MP3s and MP4s, medical equipment and household appliances with displays. SUNY was organized in November 2004 and started operations in 2005. It has experienced rapid growth and became a publicly-traded company, listed on the OTC market, through a reverse merger in September 2007. The Company has 800 employees, with manufacturing facilities and management located in Shenzhen, China.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

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